[DATA GENERAL LOGO]


PR Contact:  Ray Thomas                Investor Relations Contact:  David P. Roy
Data General Corp.                                            Data General Corp.
508/898-6545                                                        508/898-6544
ray_thomas@dg.com                                               David_Roy@dg.com




               DATA GENERAL - EMC STOCK EXCHANGE RATE ESTABLISHED


WESTBORO, Mass., October 4, 1999 - Data General Corporation said today that when the company's merger with EMC Corporation is completed, its shareholders will receive 0.3125 shares of EMC common stock for each share of Data General common stock they hold. The exchange ratio is based on the $68.97 average price for EMC common stock during the 20-day trading period that ended October 1.
         Data General stockholders will vote on whether to approve the merger this Thursday, October 7, at a special shareholders' meeting being held in Boston. The two companies announced on August 9 that EMC planned to acquire Data General. If Data General shareholders approve the merger, the acquisition will be completed as soon as the requisite reviews by the United States Department of Justice and the European Union have been concluded.
         EMC will issue 16 million shares of common stock to Data General shareholders. In all, the transaction will be valued at $1.2 billion.
         Data General, based in Westboro, Massachusetts, is a major supplier of storage and enterprise computing solutions for customers worldwide. The company's products include CLARiiON(R) Fibre Channel storage systems, high-end Windows NT and UNIX(R) AViiON servers, and related software and services. The company reported fiscal 1998 revenues of $1.5 billion. Additional information on the company, its products, and services is available on the Internet at www.dg.com .
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AViiON and CLARiiON are registered trademarks of Data General Corporation.